Exhibit 99.1

Ionix Technology, Inc. Provides Updates on its Recent Activities

[Liaoning, China], March 22, 2023: Ionix Technology, Inc. (“IINX” or “the Company”) is pleased to provide an update to its various stakeholders on the Company’s recent business and operation activities.

The Company was delayed in complying with its filing obligations since mid-2022 due to travel and other restrictions caused by the COVID-19 epidemic. The Company is pleased to announce that it is currently restructuring its principal business to maintain its on-going operation and continued development of its businesses. The restructuring will comprise of reducing resources in sectors that are no longer profitable and exploring potential new opportunities of expansion into profitable industries.

The Company would like to reassure its various stakeholders that it is taking positive actions in procuring the proposed restructuring and will provide a full update to stakeholders as soon as possible.